Exhibit 99.4

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of 11 August, 2016, by and among VIVOPOWER INTERNATIONAL PLC, an England and Wales public limited company (the “Company”), and the shareholder identified on the signature page hereof (“Shareholder”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Contribution Agreement, dated as of 11 August, 2016, by and among the Company, Arowana International Limited and Arowana Inc. (“ARWA”) (the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, ARWA will contribute a substantial portion of its assets (consisting solely of cash) in exchange for such number of newly issued ordinary shares, par value $0.012 per share, of the Company (the “Company Shares”) as is further described therein, and the Company and AWN are required to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the consummation of the acquisition of VivoPower Pty Ltd simultaneously with the Closing or as soon thereafter as practicable thereafter for a purchase price payable in Company Shares;

WHEREAS, as contemplated by the Contribution Agreement, Shareholder and the Company wish to enter into this Agreement, pursuant to which all of the Company Shares, or securities that represent a right to receive Company Shares, issued to Shareholder in the VivoPower Acquisition (the “Restricted Shares”) will be subject to certain restrictions on disposition, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the transactions contemplated by the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder and the Company hereby agree as follows:

1.     Shareholder hereby acknowledges and agrees that, during the period beginning on the Closing Date and ending upon the expiration of the Lockup Period, Shareholder shall not:

(a)     sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of the Restricted Shares;

(b)     enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, whether any such transaction is to be settled by delivery of Restricted Shares or such other securities, in cash or otherwise; or

As used herein, the term “Lockup Period” means the period beginning on the Closing Date and (x) with respect to forty percent (40%) of the Restricted Shares, ending on the earlier of (i) the date on which the Company publicly releases its financial results for the fiscal year ending March 31, 2019 and (ii) the date which is at least 365 days following the Closing Date on which the last sales price of Company Shares on Nasdaq (or such other principal exchange or trading market where the Company Shares are then traded) equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period; (y) with respect to forty percent (40%) of the Restricted Shares, the date on which the Company publicly releases its financial results for the fiscal year ending March 31, 2019; and (z) with respect to twenty percent (20%) of the Restricted Shares, the date which is 365 days following the Closing Date; provided, that, notwithstanding the foregoing clauses (x), (y) and (z), the Lockup Period shall end immediately upon the consummation by the Company of a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Company Shares having the right to exchange their shares of Company Shares for cash, securities or other property.

2.     Notwithstanding the provisions of paragraph 1 above, Shareholder may transfer any of the Restricted Shares:

(a)     by gift or other transfer to a member of Shareholder’s immediate family or to a trust, corporation, partnership or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of Shareholder’s immediate family or a charitable organization;

(b)     by virtue of the applicable law upon dissolution of Shareholder, or by virtue of the laws of descent and distribution upon the death of Shareholder, as applicable;

(c)     to any of its or his Affiliates; or

(d)     to a nominee or agent that falls within section 67(6) of the Finance Act of 1986 (or the analogous requirements of any successor provision), where such Restricted Shares will be held by such qualifying nominee or agent in connection with the creation of a depositary receipt that falls within section 69(1) of the Finance Act of 1986 (or the analogous requirements of any successor provision) that acknowledge the entitlement of Shareholder to rights in or in relation to the Restricted Shares, including the right of Shareholder to receive such securities from such nominee or agent;

provided, however, that (i) in the case of each of (a), (b) and (c) all such permitted transferees shall execute and deliver a lockup agreement substantially in the form of this Agreement and shall be bound by the restrictions on disposition contained herein and (ii) in the case of (d), for the avoidance of doubt, any depositary receipt shall be subject to the restrictions on disposition contained herein.

3.     Shareholder hereby represents and warrants to the Company that Shareholder has full power and authority to enter into this Agreement.

4.     Shareholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Restricted Shares, except in compliance with this Agreement, and the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.     This Agreement shall terminate if the Contribution Agreement is terminated.

6.     This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

7.     This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.     This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. All disputes arising under this Agreement shall be handled in accordance with Section 11.8 of the Contribution Agreement.

9.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder to or of the Company shall be deemed duly given if given in accordance with Section 11.1 of the Contribution Agreement. Any notice, request, demand, claim, or other communication hereunder to or of the Shareholder shall be deemed duly given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the Shareholder at the addresses or telecopy numbers set forth on the signature page hereto (or at such other address or telecopy numbers for a party as shall be specified by like notice).

10.     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto and approved in writing by (i) the Audit Committee of the Board of Directors of the Company and (ii) a majority of the individuals who were independent directors of ARWA as of the date of the Closing. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver and, in the case of the Company, approved in writing by the Audit Committee of the Board of Directors of the Company nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.     Each of the parties hereto hereby acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a party hereto, the non-breaching party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.     This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the date first written above.

VIVOPOWER INTERNATIONAL PLC

By:
Name:
Title:

SHAREHOLDER

Name:

By:
Name:
Title:

Address:

Fax:

Tel:

Email:

Signature Page to Shareholder Lockup Agreement